EXHIBIT 16.1


HAM, LANGSTON & BREZINA, LLP


November 11, 2005


United States Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read item 4(a) of Form 8-K/A (Item 4.01) dated October 3, 2005, of First Capital International, Inc., to be filed with the Securities and Exchange Commission. We are in agreement with the statements contained in paragraphs 1, 2, 3 4 and 5, except we have no basis to agree or disagree with the statement that the Board of Directors voted unanimously to accept the resignation. We have no basis to agree or disagree with other statements of the Issuer contained therein.


Very truly yours,

/s/ Ham, Langston & Brezina, LLP
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HAM, LANGSTON & BREZINA, LLP